May 4, 2005



Cadiz Inc.
777 S. Figueroa Street, Suite 4250
Los Angeles, California 90017

     Re:  2003 Management Equity Incentive Plan
          2004 Management Bonus Plan

Ladies and Gentlemen:

     We have acted as counsel for Cadiz Inc. (the "Company") in the preparation of the Form S-8 registration statement ("Registration Statement") relating to the Cadiz Inc. 2003 Management Equity Incentive Plan ("Equity Plan") and the Cadiz Inc. 2004 Management Bonus Plan ("Bonus Plan") and the proposed offer and sale under those plans of up to 1,482,051 shares of the Company's common stock (the "Shares") and options to purchase up to 377,339 shares of the Company's common stock (the "Options").

     We have examined copies of the Equity Plan and the Bonus Plan and of such corporate records and other documents and have made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares and the Options, when issued pursuant to the terms of the Equity Plan and the Bonus Plan, will be duly authorized, legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,


                              /s/ MILLER & HOLGUIN
                              --------------------
                                  MILLER & HOLGUIN